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                                                                   Exhibit 10.59



EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement") dated as of July 19, 2001, between Bio-Plexus, Inc., a Delaware corporation having its principal offices at 129 Reservoir Road, Vernon, Connecticut 06066 (the "Company"), and John S. Metz ("Employee").

PREAMBLE

WHEREAS, the Company desires to employ Employee as President and Chief Executive Officer of the Company; and

WHEREAS, the Company and Employee desire to set forth in writing the terms and conditions of such employment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt whereof is hereby acknowledged, the parties agree as follows:

1. Definitions. Unless otherwise defined herein, the following terms shall have the following respective meanings:

"Benefits" means those benefits set forth in Section 3 hereof.

"Cause" means (i) any felony conviction or admission of guilt, (ii) any breach or nonobservance by Employee of any material covenant set forth herein, (iii) any willful, intentional or deliberate disobedience or neglect by Employee of the lawful and reasonable orders or directions of the Board of Directors of the Company; provided that the Board of Directors of the Company has given Employee written notice of such disobedience or neglect and Employee has failed to cure such disobedience or neglect within a period reasonable under the circumstances, or (iv) any willful or deliberate misconduct by employee that is materially injurious to the Company.

"Change in Control" means (i) any consolidation or merger involving the Company if the shareholders of the Company immediately before such merger or consolidation do not own, directly or indirectly, immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the shares of Common Stock immediately before such merger or consolidation; (ii) any sale,


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lease, license, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the business and/or assets of the Company or assets representing over 50% of the operating revenue of the Company; or (iii) any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who is not on the Effective Date, a "controlling person" (as defined in Rule 405 under the Securities Act of 1933, as amended) (a "Controlling Person") of the Company who becomes (x) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of over 50% of the combined voting power of the Company's then outstanding voting securities entitled to vote generally or (y) a Controlling Person of the Company. Notwithstanding the foregoing, the Company and Employee acknowledge and agree that a "Change in Control" shall not include any transaction between the Company and Appaloosa Management L.P. and its affiliates and related funds.

"Common Stock" means the common stock of the Company, $0.001 par value.

"Diminution in Responsibility" means a material diminution in Employee's duties or responsibilities (it being understood that removal of Employee from the Company's Board of Directors (other than for cause or in the case of a Change in Control) shall constitute a diminution in Employee's duties or responsibilities) or the assignment to Employee of duties which are materially inconsistent with his duties as President and Chief Executive Officer of the Company or which materially impair Employee's ability to function in his position; provided, however, that no Diminution in Responsibility shall be deemed to have occurred solely as a result of the consummation by the Company of a strategic corporate alliance, partnership or joint venture (in whatever form) pursuant to which any substantial portion of the Company's marketing and sales activities, or research and development activities, or manufacturing activities come under the control of another company (and its affiliates) or any entity unaffiliated with the Company on the Commencement Date.

"Effective Date" shall have the meaning ascribed to such term in the Company's Plan of Reorganization dated as of April 4, 2001, as amended.

"Long-Term Incentive Plan" means the Company's 2001 Long-Term Incentive Plan, as amended.

"Permanent Disability" means Employee's inability to substantially perform his duties and responsibilities hereunder by reason of any physical or mental incapacity for a period of 180 consecutive days, or two or more periods of 90 consecutive days each in any 360-day period.

2. Employment.

(a) Subject to the terms and conditions of this Agreement, Employee is hereby employed by the Company to serve as its President


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and Chief Executive Officer. Employee accepts such employment, and agrees to discharge all of the duties normally associated with said positions, to faithfully and to the best of his abilities perform such other services consistent with his position as a senior executive officer as may from time to time be assigned to him by the Board of Directors of the Company, and to devote all of his business time, skill and attention to such services. Employee shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company, subject always to the policies set by the Board of Directors of the Company. Employee shall have full authority to take all actions necessary for the day-to-day operation of the Company, to formulate corporate policy, and to administer corporate business in all respects. The authority of Employee includes the power to employ and discharge corporate personnel (subject to Board approval with respect to senior executives and any restrictions on such actions to which the Company is subject by way of contract, agreement or otherwise), except for members of the Board of Directors of the Company, and to engage consultants on behalf of the Company.

(b) Notwithstanding the terms of subsection (a) above, Employee may serve on the boards of directors of other companies, and in civic, cultural, philanthropic and professional organizations, so long as such service does not detract from the performance of Employee's duties hereunder. At all times during which Employee remains President and Chief Executive Officer of the Company, Employee shall serve as a member of the Company's Board of Directors and, at the request of the Company's Board of Directors, as an officer or director of any Company affiliate, in each case without additional remuneration therefore.

3. Compensation and Benefits.

3.1 Base Salary. During the term of Employee's employment hereunder, the Company shall pay Employee a salary at the annual rate of $250,000 or such greater amount as the Company's Board of Directors may from time to time establish pursuant to the terms hereof (the "Base Salary"). Such Base Salary shall be reviewed annually and may be increased, but not decreased, by the Board of Directors in its sole discretion. The Base Salary shall be payable in accordance with the Company's customary payroll practices for its senior management personnel.

3.2 Bonus. For each fiscal year or "Bonus Period" established by the Board of Directors during the Employment Term (as hereinafter defined), Employee shall be eligible to participate in the Company's management bonus plan in an amount up to 100% of salary. Such plan will be established annually by the Board based on the Company's earnings before interest, taxes, and depreciation (EBITD) and other Performance Targets established for both the Company and Employee. For the avoidance of doubt, no bonus shall be paid in the event that the Company's EBITD during the Bonus Period fails to meet or exceed the total of all amounts to be paid under the bonus plan for that period. In the


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event of shortfall, the Employee's bonus shall be reduced proportionately with that of the other participants in the management bonus plan.

3.2 Stock Options.

(a) As soon as practical following the occurrence of the Effective Date, the Company will issue to the Employee Restricted Shares ("the "Restricted Shares") and Options (the "Initial Options" and, with the Restricted Shares collectively, the "Initial Grant") for a total of 200,000 shares in combination such that Restricted Shares account for no less than 25% of the total award. The Initial Options and Restricted Shares will vest in accordance with the following schedule and shall contain such other terms and conditions as are reasonable and customary:

      Number of Years That Have Expired Since the

      Effective Date

     Number of Options Available for Exercise

      1
     33 1/3%

      2
     33 1/3%

      3
     33 1/3%


The exercise price for the Initial Options shall be $2.283.

In the event that Employee determines that adverse tax consequences would result from the award of Restricted Shares, Employee may elect to receive Additional Options (the "Additional Options") in lieu of Restricted Shares. The exercise price for the Additional Options will be mutually agreed to by the Company and Employee. Such Additional Options will vest in accordance with the schedule for the Initial Options.

(b) In addition to (i) the Initial Grant and (ii) any bonus to which Employee may be entitled pursuant to Section 3.2, the Employee will be eligible for an award of up to fifty thousand (50,000) Incentive Stock Options (the "Performance Options") at the end of calendar year 2001. Any such award will be made at the discretion of the Board of Directors in good faith based on certain individual performance objectives to be agreed upon. The exercise price on the Performance Options will be $2.283. The Performance Options will vest in accordance with the schedule for the Initial Options.

(c) Notwithstanding anything to the contrary, the stock option agreements pursuant to which the Initial Options and the Performance


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Options, if any, are issued shall provide, among other things, that upon
Employee's death any of such options which are exercisable by Employee at the time of his death may be exercised by Employee's estate or successor for a one
(1) year period following Employee's death.

3.3 Benefits.

(a) Benefit Plans. During the Employment Term, Employee may participate, on the same basis and subject to the same qualifications as other personnel of the Company, in any benefit plans and policies of the Company in effect or that will be developed over time; provided, however, that the Company shall pay to or on behalf of Employee up to $6,000 per annum which funds shall be used to pay the premiums for healthcare and dental coverage for Employee and his family under any healthcare and/or dental benefit plans of the Kimberly-Clark Corporation (or any successor thereto) selected by Employee; provided, further, that so long as the Company is paying the foregoing amounts to Employee, Employee shall not be entitled to coverage under the Company's healthcare and dental benefit plans.

(b) Reimbursement of Expenses. During the Employment Term, Company shall pay or promptly reimburse Employee, upon submission of proper invoices in accordance with the Company's normal procedures, for all reasonable out-of-pocket business, entertainment and travel expenses incurred by Employee in the performance of his duties hereunder.

(c) Vacation. During the Employment Term, Employee shall be entitled to four weeks of vacation per year.

(d) Withholding. The Company shall be entitled to withhold from amounts payable or benefits accorded to Employee under this Agreement all federal, state and local income, employment and other taxes, as and in such amounts as may be required by applicable law.

4. Employment Term.

The term of this Agreement (the "Employment Term") shall commence upon the Effective Date and shall end on the close of business on the second anniversary of the Effective Date; provided, however, that the Company shall give Employee 120 days written notice that this Agreement will not be renewed. If 120 days written notice to Employee is not provided, then this Agreement shall automatically renew for a successive twelve (12) month period unless sooner terminated pursuant to Section 5. In the event the Company properly gives Employee 120 days written notice as contemplated in this Section 4, then Employee's obligation to provide notice under Section 5.1 shall be waived.

5. Termination; Severance Benefits.


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5.1 Generally. Either the Board of Directors of the Company or Employee may
terminate Employee's employment hereunder, for any reason, at any time prior to the expiration of the Employment Term, upon 120 days prior written notice to the other party. If termination is by the Company for Cause in accordance with clause (i), (ii) or (iv) of the definition of Cause in Section 1 hereof, then no notice shall be required. If termination is by the Company for Cause in accordance with clause (iii) of the definition of Cause in Section 1 hereof, then such notice shall be given as provided in such clause. Upon termination of Employee's employment hereunder for any reason, Employee shall be deemed simultaneously to have resigned as a member of the Board of Directors of the Company and from any other position or office he may at the time hold with the Company or any of its affiliates.

5.2 Termination by Employee. (a) No Reason. If prior to the expiration of the Employment Term, Employee voluntarily resigns from his employment other than for Cause, Employee shall (i) be entitled only to that portion of Base Salary accrued through the date of termination of employment hereunder (the "Accrued Salary"), (ii) receive no further Base Salary or bonus hereunder and (iii) cease to be covered under or be permitted to participate in or receive any of the Benefits. In addition, except as otherwise provided for herein or in the Long Term Incentive Plan or in the agreement pursuant to which such options are granted, the Initial Grant and, if applicable, the Performance Options, shall automatically cease to vest and the exerciseability of any of such options which have vested prior to the termination of Employee's employment shall be governed by the agreement(s) pursuant to which such options are granted.

(b) Diminution in Responsibility. If, prior to the expiration of the Employment Term, Employee terminates his employment hereunder due to a Diminution in Responsibility, Employee shall be entitled to (i) the Accrued Salary, (ii) salary continuation for the lesser of eighteen (18) months or remaining Employment Term, subject to a minimum of 12 months, at Employee's Base Salary as in effect as of the termination date and (iii) cease to be covered under or be permitted to participate in or receive any of the Benefits. In addition, a pro-rata portion (based on the number of days which have elapsed in the Employment Term) of all of the Initial Grant and Performance Options previously granted shall immediately become fully vested.

5.3 Termination by the Company.

(a) Without Cause. If, prior to the expiration of the Employment Term, the Company terminates Employee's employment hereunder without Cause, Employee shall be entitled to (i) the Accrued Salary and (ii) salary continuation for the lesser of eighteen (18) months or remaining Employment Term, subject to a minimum of 12 months, at Employee's Base Salary as in effect as of the termination date. In addition, a pro-rata portion (based on the number of days which have elapsed



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in the Employment Term) of all of the Initial Grant and any Performance Options
previously granted shall immediately become fully vested. Notwithstanding the foregoing, if Employee's employment is terminated pursuant to this section during the first six months of the Employment Term and subsequent to such termination Employee secures new employment in a Competitive Business (as hereinafter defined), Employee shall so notify the Company and the Company's obligation to make salary continuation payments to Employee as provided in this
Section 5.2(a)(ii) shall cease as of the date of receipt of such notice and the Restrictive Covenants (as hereinafter defined) provided for in Section 8 shall automatically be of no further force or effect with respect to Employee. The provisions of the foregoing sentence shall have no effect on any other rights or obligations of the Company or Employee provided for herein.

(b) For Cause. If, prior to the expiration of the Employment Term, the Company terminates Employee's employment hereunder for Cause, Employee shall (i) receive no further Base Salary or bonus hereunder and (ii) cease to be covered under or be permitted to participate in or receive any of the Benefits. In addition, except as otherwise provided for herein or in the Long Term Incentive Plan or in the agreement pursuant to which such options are granted, the Initial Grant and, if applicable, the Performance Options, shall automatically cease to vest and the exerciseability of any of such options which have vested prior to the termination of Employee's employment shall be governed by the agreement(s) pursuant to which such options are granted. Notwithstanding the foregoing, if Employee is terminated for Cause hereunder solely as a result of being convicted of a felony, which conviction is ultimately reversed on appeal or pardoned, Employee shall be deemed to have been terminated without Cause as of the date of such termination for Cause. In such case, Employee shall be entitled to the payments to which he would otherwise be entitled under Section 5.3(a).

(c) Upon Permanent Disability. If, prior to the expiration of the Employment Term, the Company terminates Employee's employment hereunder upon Employee's Permanent Disability, Employee shall be entitled to (i) the Accrued Salary and
(ii) salary continuation for the lesser of eighteen (18) months or remaining Employment Term, subject to a minimum of 12 months, at Employee's Base Salary as in effect as of the termination date. In addition, a pro-rata portion (based on the number of days which have elapsed in the Employment Term) of all of the Initial Grant and any Performance Options previously granted shall immediately become fully vested. Employee shall not be entitled to any of the Benefits except to the extent provided in the benefit plans and programs of the Company in which Employee was a participant prior to his termination due to Permanent Disability.

(d) Upon Death. If, prior to the expiration of the Employment Term, Employee dies, Employee (or Employee's estate or successors) shall (i) be entitled to the Accrued Salary through the date of


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Employee's death, (ii) be entitled to any bonus and/or Performance Options to which Employee is entitled for services provided in a prior fiscal year of the Company and which bonus and/or Performance Options have not yet been paid and/or issued, as the case may be, prior to Employee's death and (iii) cease to be covered under or receive any of the Benefits, except as may be provided in the benefit plans and programs of the Company in which Employee was a participant prior to his death.

6. Change in Control. In the event of a Change in Control transaction which results in sale of substantially all of the Company and Proceeds to the holders of common equity in excess of $30 million, the Employee shall be entitled to a lump sum payment equal to two (2) times his Base Salary. In the event that the Proceeds received in such transaction exceed $37.5 million, the Employee will be entitled to such payment at the rate of three (3) times his Base Salary. In addition, the Initial Grant and any Performance Options previously granted shall immediately become fully vested upon a Change in Control, regardless of transaction value. Lump sum payments pursuant to this section shall be made within 60 days of the closing of the Change of Control transaction.

6.1 To the extent that payments are due pursuant to this Section 6, such payments shall be in lieu of payments under 5.3(a) of this Agreement if notification of termination by the Company is given in writing as provided under
Section 5.1 within 60 days of the closing of the Change of Control transaction.

7. Confidentiality. Employee agrees to execute and deliver the Company's standard form of confidentiality and inventions agreement.

8. Non-competition. For so long as Employee is an officer, director, or employee of the Company, and for a period of time equal to (i) in the case of the termination of Employee's employment pursuant to Sections 5.2(a) or 5.3(b), six months after the date of such termination, (ii) in the case of the termination of Employee's employment pursuant to Sections 5.2(b), 5.3(a) or 5.3(c), the period of salary continuation provided for in such section and (iii) in the case of the termination of Employee's employment pursuant to Section 5.3(e), twenty four months after the date of such termination, Employee shall not, in any county and/or city in the State of Connecticut, the United States of America or any county or political subdivision in any state or country in the world, for any reason whatsoever, (A) directly or indirectly engage in a Competitive Business whether such engagement shall be as an employer, officer, director, owner, employee, partner, member or other participant; provided, however, that Employee shall not be deemed to be engaged in a Competitive Business solely by his ownership of less than 5% of any class of securities which class of securities have been registered under Section 12 of the Securities Exchange Act of 1934, as amended or (B) assist others, whether as a consultant, agent or independent contractor, in


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engaging in a Competitive Business; or (C) induce (whether through recruitment, solicitation of employment or otherwise) employees of the Company or any of its affiliates to terminate their employment therewith. For purposes of this Agreement, "Competitive Business" shall mean any business involving the development of, or sales and marketing of safety needles and related products.

(a) If Employee breaches, or threatens to commit a breach of any of the provisions of this Section 8 (the "Restrictive Covenants"), the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, including but not limited to the right to entry against Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not continuing, of any of the Restrictive Covenants, it being acknowledged and agreed by Employee that any breach or threatened breach of any of the Restrictive Covenants would cause irreparable and continuing injury to the Company and that money damages would not provide an adequate remedy to the Company. The foregoing right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

(b) Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. The Company and Employee further acknowledge and agree that if any court of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable for any reason, (i) the Restrictive Covenants contained herein shall be restricted to such extent as such court determines to be reasonable and (ii) that it is clearly the intent of the parties that the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portions. No provision herein shall be dependent upon the validity of any other provision. Any modification of the Restrictive Covenants, or any part thereof, by any court of competent jurisdiction shall only be effective with respect to the operation of such covenant (or part thereof) in the particular jurisdiction in which such adjudication is made.

9. Additional Indemnification. The Company shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify Employee. The indemnification and advancement of expenses provided by, or granted pursuant to, this Agreement shall not be deemed exclusive of any other rights to which the Employee may be entitled under the By-Laws or any agreement, action of shareholders or disinterested directors or otherwise, both as to action in the Employee's official capacity and as to action in another capacity while employed by the Company, and shall inure to the benefit of the heirs, executors, and administrators of such Employee. The indemnification obligations of the Company to the Employee shall specifically include coverage for claims relating to


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Employee's actions on behalf of the Company prior to the Effective Date.

10. General

10.1 Governing Law. This Agreement shall be construed, interpreted and governed by the laws of the State of Connecticut, without regard to the conflicts of law rules thereof.

10.2 Authority. The Company hereby represents and warrants that it has all corporate authority necessary to enter into this Agreement.

10.3 Advice of Counsel. Employee represents and warrants that he has read and understands each of the provisions of this Agreement and that he has sought and obtained the advice of legal counsel before agreeing to be bound by the terms hereof.

10.4 Binding Effect. This Agreement shall extend to and be binding upon Employee, his legal representatives, heirs and distributees and upon the Company, its successors and assigns regardless of any change in the business structure of the Company, be it through spin-off, merger, sale of stock, sale of assets or any other transaction.

10.5 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party without the prior written consent of the other party.

10.6 Entire Agreement. Except for any stock option or stock award agreements between the parties, and the confidentiality and inventions agreement between the parties, this Agreement contains the entire agreement of the parties with respect to the subject matter hereof. No waiver, modification or change of any provision of this Agreement shall be valid unless in writing and signed by both parties.

10.7 Waiver. The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement.

10.8 Severability. If any provision of this Agreement shall be unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

10.9 Resolution of Disputes. Except for actions by the Company with respect to
Section 8 hereof, any disputes arising under or in connection with this Agreement between Employee and the Company (or


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any officer, director, employee or agent of the Company) shall be resolved by confidential binding arbitration before a panel of three arbitrators, to be held in Hartford, Connecticut (or in such other location as the Company may at the time be headquartered) in accordance with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

10.10 Notices. All notices pursuant to this Agreement shall be in writing and shall be sent by prepaid certified mail, return receipt requested or by recognized air courier service addressed as follows:

                        If to the Company to:

                        Bio-Plexus, Inc.

                        129 Reservoir Road

                        Vernon, Connecticut 06066



With a copy to:



Reid & Riege, P.C.

One State Street, 18th Floor

Hartford, Connecticut 06103

Attention: Craig Sylvester, Esq.



If to Employee to:

Mr. John S. Metz

71 Quaker Lane South

West Hartford, Connecticut 06119

With a copy to:

Owen, Gleaton, Egan, Jones & Sweeney, LLP

Suite 1900


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230 Peachtree Street, N.W.

Atlanta, Georgia 30303

Attention: Roger E. Harris, Esq.



or to such other addresses as may hereinafter be specified by notice in writing by either of the parties, and shall be deemed given three business days after the date so mailed or sent.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.

[Signature page follows this page]



IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



WITNESS





Name:
JOHN S. METZ







BIO-PLEXUS, INC.

WITNESS



By


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Name:

        Name:  James E. Bolin
        Title:  Non-Executive Chairman



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